Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements on Form S-3 (File No. 333-130315, File No. 333-132489 and File No. 333-138341) and on Form S-8 (File No. 333-122737 and File No. 333-129781) of Copano Energy, L.L.C., of (1) our report dated March 26, 2007, except as to note 3, which is as of October 9, 2007, with respect to the consolidated balance sheets of Cantera Natural Gas, LLC and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2006, (2) our report dated March 16, 2007 with respect to the balance sheets of Bighorn Gas Gathering, LLC as of December 31, 2006 and 2005, and the related statements of operations, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and (3) our report dated March 16, 2007 with respect to the balance sheet of Fort Union Gas Gathering, LLC as of December 31, 2006 and the related statements of operations, members’ equity, and cash flows for the year then ended, which reports appear in the Current Report on Form 8-K/A of Copano Energy, L.L.C. dated October 29, 2007.
Our report with respect to the financial statements of Cantera Natural Gas, LLC referred to above refers to note 3, which addresses certain restatements that have been made to those financial statements.
KPMG LLP

Denver, Colorado
October 29, 2007